FURON COMPANY
                    1995 STOCK INCENTIVE PLAN







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                        TABLE OF CONTENTS



                                                             Page


1.   THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Purpose. . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Administration and Authorization; Power and
          Procedure. . . . . . . . . . . . . . . . . . . . . .  1
     1.3  Participation. . . . . . . . . . . . . . . . . . . .  2
     1.4  Shares Available for Awards; Share Limits. . . . . .  2
     1.5  Grant of Awards. . . . . . . . . . . . . . . . . . .  4
     1.6  Award Period . . . . . . . . . . . . . . . . . . . .  4
     1.7  Limitations on Exercise and Vesting of Awards. . . .  5
     1.8  Acceptance of Notes to Finance Exercise. . . . . . .  5
     1.9  No Transferability . . . . . . . . . . . . . . . . .  6

2.   OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.1  Grants . . . . . . . . . . . . . . . . . . . . . . .  7
     2.2  Option Price . . . . . . . . . . . . . . . . . . . .  7
     2.3  Limitations on Grant and Terms of Incentive Stock
          Options. . . . . . . . . . . . . . . . . . . . . . .  8
     2.4  Limits on 10% Holders. . . . . . . . . . . . . . . .  8

3.   STOCK APPRECIATION RIGHTS . . . . . . . . . . . . . . . .  8
     3.1  Grants . . . . . . . . . . . . . . . . . . . . . . .  8
     3.2  Exercise of Stock Appreciation Rights. . . . . . . .  9
     3.3  Payment. . . . . . . . . . . . . . . . . . . . . . .  9

4.   RESTRICTED STOCK AWARDS . . . . . . . . . . . . . . . . . 10
     4.1  Grants . . . . . . . . . . . . . . . . . . . . . . . 10
     4.2  Restrictions . . . . . . . . . . . . . . . . . . . . 10

5.   PERFORMANCE SHARE AWARDS. . . . . . . . . . . . . . . . . 11

6.   OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . 11
     6.1  Rights of Eligible Employees, Participants and
          Beneficiaries. . . . . . . . . . . . . . . . . . . . 11
     6.2  Adjustments; Possible Early Termination of Awards;

          Acceleration . . . . . . . . . . . . . . . . . . . . 12
     6.3  Effect of Termination of Employment. . . . . . . . . 13
     6.4  Compliance with Laws . . . . . . . . . . . . . . . . 15
     6.5  Tax Withholding. . . . . . . . . . . . . . . . . . . 15
     6.6  Plan Amendment, Termination and Suspension . . . . . 16
     6.7  Privileges of Stock Ownership. . . . . . . . . . . . 17
     6.8  Effective Date of the Plan . . . . . . . . . . . . . 17
     6.9  Governing Law/Construction/Severability. . . . . . . 17
     6.10 Captions . . . . . . . . . . . . . . . . . . . . . . 18
     6.11 Non-Exclusivity of Plan. . . . . . . . . . . . . . . 18

7. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.1  Definitions. . . . . . . . . . . . . . . . . . . . . 18

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                          FURON COMPANY
                    1995 STOCK INCENTIVE PLAN




1.   THE PLAN.

     1.1  Purpose.

          The purpose of this Plan is to promote the success of the Company by providing an additional means to attract, motivate, retain and reward key employees, including officers, whether or not directors, of the Company through the grant of Awards that provide added long-term incentives for high levels of individual performance and for significant efforts to improve the financial performance of the Company. "Corporation" means Furon Company and "Company" means the Corporation and its Subsidiaries, collectively. These terms and other capitalized terms are defined in Article 7.

     1.2  Administration and Authorization; Power and Procedure.

          (a) Committee. This Plan shall be administered by and all Awards to Eligible Employees shall be authorized by the Committee. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

          (b)  Plan Awards; Interpretation; Powers of Committee.
Subject to the express provisions of this Plan, the Committee shall have the authority:

               (i)  to determine from among the class of Eligible
     Employees those persons who will receive any Awards;

               (ii) to grant Awards to Eligible Employees, determine the price at which securities will be offered or awarded and the amount of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, and establish the installments (if any) in which such Awards shall become exercisable or shall vest, or determine that no delayed exercisability or vesting is required, and establish the events of termination or reversion of such Awards;

               (iii)     to approve the forms of Award Agreements
     (which need not be identical either as to type of award or among Participants);

               (iv) to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

               (v) to cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Awards held by Eligible Employees, subject to any required consent under Section 6.6;

               (vi) to accelerate or extend the exercisability or extend the term of any or all such outstanding Awards within the maximum ten-year term of Awards under Section 1.6; and

               (vii)      to make all other determinations and
     take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

          (c) Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or Committee, or officer of the Corporation or any Subsidiary, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan.

          (d)  Reliance on Experts.   In making any determination
or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

          (e)  Delegation.  The Committee may delegate
ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

     1.3  Participation.

          Awards may be granted by the Committee only to those persons that the Committee determines to be Eligible Employees. An Eligible Employee who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Committee shall so determine. Non-Employee Directors shall not be eligible to receive any Awards.

     1.4  Shares Available for Awards; Share Limits.

          (a)  Shares Available.  Subject to the provisions of
Section 6.2, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued
Common Stock. The shares may be delivered for any lawful consideration.

          (b) Share Limits. For each Fiscal Year occurring during the term of this Plan from and including the Fiscal Year beginning February 4, 1996, the maximum number of shares of Common Stock that may be covered by Awards granted to Eligible Employees under this Plan during such year shall be 1.8% of the issued and outstanding shares of the Corporation's Common Stock as of the last day of the preceding Fiscal Year; provided, however, that the number of shares available for granting Awards in any such Fiscal Year shall be increased in any such Fiscal Year by the number of shares so available for Awards under this Plan in previous Fiscal Years but not covered by Awards granted under this Plan in such Fiscal Years (the limitation described in this sentence shall hereinafter be referred to as the "Share Limit"). The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 1,000,000 shares. The maximum number of shares subject to Options and Stock Appreciation Rights that are granted during any calendar year to any individual shall be limited to 175,000 shares. The maximum number of shares of Common Stock that may be covered by Restricted Stock Awards and Performance Share Awards granted during each Fiscal Year, commencing with the Fiscal Year beginning February 4, 1996, under this Plan shall be 1.08% of the issued and outstanding shares of the Corporation's Common Stock as of the last day of the preceding Fiscal Year; provided, however, that the number of shares available for granting Restricted Stock Awards and Performance Share Awards in any such Fiscal Year shall be increased in any such Fiscal Year by the number of shares so available for such Awards in previous Fiscal Years but not covered by such Awards in such Fiscal Years. Each of the four foregoing numerical limits shall be subject to adjustment as contemplated by this Section 1.4 and Section 6.2.

          (c) Calculation of Available Shares and Replenishment. Shares subject to outstanding Awards of derivative securities (as defined in Rule 16a-1(c) under the Exchange Act) shall be reserved for issuance. If any Option or other right to acquire shares of Common Stock under an Award shall expire or be cancelled or terminated without having been exercised in full, or any Common Stock subject to a Restricted Stock Award or other Award shall not vest or be delivered, the unpurchased, unvested or undelivered shares subject thereto shall again be available for the purposes of the Plan, subject to any applicable limitations under Rule 16b-3. If a Stock Appreciation Right or similar right is exercised or a Performance Share Award based on the increased market value of a specified number of shares of Common Stock is paid, the number of shares of Common Stock to which such exercise or payment relates under the applicable Award shall be charged against the maximum amount of Common Stock that may be delivered pursuant to Awards under this Plan and, if applicable, such Award. If the Corporation withholds shares of Common Stock pursuant to Section 6.5, the number of shares that would have been deliverable with respect to an Award but that are withheld pursuant to the provisions of Section 6.5 may in effect not be issued, but the aggregate number of shares issuable with respect to the applicable Award and under the Plan shall be reduced by the number of shares withheld and such shares shall not be available for additional Awards under this Plan. To the extent a Performance Share Award or dividend equivalent constitutes an equity security (as this phrase is defined in Rule 16a-1 under the Exchange Act) issued by the Corporation and is paid in shares of Common Stock, the number of shares of Common Stock (if any) subject to such Performance Share Award or dividend equivalent shall be charged (but in the case of tandem or substituted Awards or dividend equivalents, without duplication) against the maximum number of shares of Common Stock that may be delivered pursuant to Awards under this Plan. Notwithstanding the foregoing provisions, but subject to Section 1.4(d), 3.2(b) and 6.10(c), Awards payable solely in cash shall not reduce the number of shares available for Awards under this Plan and any imputed charges to the maximum number of shares deliverable under this Plan pursuant to Awards payable in shares or cash shall be reversed to the extent the Awards are actually paid in cash. To the extent any shares were previously reserved in respect of such Awards payable in cash or shares, the number of shares not issued shall (except as above expressly provided with respect to withholding under Section 6.5) again be available for purposes of this Plan.

          (d) Cash Only Award Limit. Awards payable solely in cash under the Plan that would constitute derivative securities but for the exclusion in Rule 16a-1(c)(3)(i) under the Exchange Act shall constitute and be referred to as "Cash Only Awards". The number of Cash Only Awards shall be determined by reference to the number of shares or share equivalents referenced in or otherwise linked to such Awards for purposes of determining the amount, value or price of the Cash Only Awards. The maximum number of Cash Only Awards shall not, together with the aggregate number of shares previously issued and subject to then outstanding Awards payable (or deemed payable) in Common Shares under this Plan, exceed the Share Limit, plus the number of reacquired shares available for reissue consistent with the provisions of subsection (c) above, in each case, subject to adjustments under Section 6.2.

     1.5  Grant of Awards.

          Subject to the express provisions of this Plan, the Committee shall determine the number of shares of Common Stock subject to each Award, the price (if any) to be paid for the shares or the Award and, in the case of Performance Share Awards, in addition to matters addressed in Section 1.2(b), the specific objectives, goals and performance criteria (such as an increase in EVA, sales, market value, earnings or book value over a base period, the years of service before vesting, the relevant job classification or level of responsibility or other factors) that further define the terms of the Performance Share Award. Each Award shall be evidenced by an Award Agreement signed by the Corporation and, if required by the Committee, by the Participant.

     1.6  Award Period.

          Each Award and all executory rights or obligations under the related Award Agreement shall expire on such date (if any) as shall be determined by the Committee, but in the case of Options or other rights to acquire Common Stock not later than ten (10) years after the Award Date.

     1.7  Limitations on Exercise and Vesting of Awards.

          (a) Provisions for Exercise. Unless the Committee otherwise expressly provides, no Award shall be exercisable or shall vest until at least six months after the initial Award Date, and once exercisable an Award shall remain exercisable until the expiration or earlier termination of the Award.

          (b) Procedure. Any exercisable Award shall be deemed to be exercised when the Secretary of the Corporation receives written notice of such exercise from the Participant, together with any required payment made in accordance with Section 2.2(b).

          (c) Fractional Shares/Minimum Issue. Fractional share interests shall be disregarded. The Committee, however, may determine that cash, other securities, or other property will be paid or transferred in lieu of any fractional share interests.
No fewer than 10 shares may be purchased on exercise of any Award at one time unless the number purchased is the total number at the time available for purchase under the Award.

     1.8  Acceptance of Notes to Finance Exercise.

          The Corporation may, with the Committee's approval, accept one or more notes from any Participant in connection with the exercise or receipt of any outstanding Award; provided that any such note shall be subject to the following terms and conditions:

          (a) The principal of the note shall not exceed the amount required to be paid to the Corporation upon the exercise or receipt of one or more Awards under the Plan and the note shall be delivered directly to the Corporation in consideration of such exercise or receipt.

          (b) The initial term of the note shall be determined by the Committee; provided that the term of the note, including extensions, shall not exceed a period of five years.

          (c) The note shall provide for full recourse against the Participant and shall bear interest at a rate determined by the Committee.

          (d) If the employment of the Participant terminates, the unpaid principal balance of the note shall become due and payable on the 10th business day after such termination; provided, however, that if a sale of such shares would cause such Participant to incur liability under Section 16(b) of the Exchange Act, the unpaid balance shall become due and payable on the 10th business day after the first day on which a sale of such shares could have been made without incurring such liability assuming for these purposes that there are no other transactions by the Participant subsequent to such termination.

          (e) If required by the Committee or by applicable law, the note shall be secured by a pledge of any shares or rights financed thereby in compliance with applicable law.

          (f) The terms, repayment provisions, and collateral release provisions of the note and the pledge securing the note shall conform with applicable rules and regulations of the Federal Reserve Board as then in effect.

          1.9  No Transferability.

          (a) Limit On Exercise. Prior to the expiration of any applicable transition period in respect of Rule 16b-3 described in Section 6.9(d), and thereafter, unless otherwise expressly permitted by the Committee and by applicable law (including (if applicable) Rule 16b-3) and the express terms of an Award Agreement, Awards may be exercised only by, and amounts payable or shares issuable pursuant to an Award shall be paid only to (or for the account of), the Participant or, if the Participant has died, the Participant's Beneficiary or, if the Participant has suffered a Total Disability, the Participant's Personal Representative, if any, or if there is none, the Participant.
The Committee may permit Awards to be exercised by and paid to certain persons or entities related to the Participant who are transferees of the Participant without consideration pursuant to such conditions and procedures as the Committee may establish and (for Awards intended to satisfy the conditions of Rule 16b-3) as may be permitted under Rule 16b-3.

          (b) Limit On Transfer. No right or similar benefit or derivative security granted under this Plan or any Award, including, without limitation, any Option, undistributed Performance Share Award, or share of Restricted Stock that has not vested, shall be transferrable by the Participant or shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than to the Corporation), except (i) by will or the laws of descent and distribution, (ii) pursuant to a QDRO, or pursuant to any other exception to transfer restrictions expressly permitted by the Committee and set forth in the Award Agreement (or an amendment thereto) and, in the case of Awards intended to satisfy the conditions of Rule 16b-3, to the extent permitted by Rule 16b-3 (or, in the case of Awards not intended to satisfy Rule 16b-3, as may be not inconsistent with the issue of Awards under this Plan that do satisfy the Rule), or (iii) in the case of Awards comprising Incentive Stock Options, as permitted by the Code. Any attempted transfer in violation of these provisions shall be void and the Corporation shall disregard any attempt at transfer, assignment or other alienation prohibited hereby. During the transition period described in Section 6.9(d), any derivative securities granted under this Plan whose grant is intended to be exempt from Rule 16b-3 shall be not transferable other than as permitted by former Rule 16b-3(d)(1)(ii).

          (c) Designation of Beneficiary. The designation of a Beneficiary hereunder shall not constitute a transfer prohibited by the foregoing provisions.

          (d) Exceptions. The restrictions on exercise and transfer above shall not be deemed to prohibit the authorization by the Committee of "cashless exercise" procedures with unaffiliated third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable legal restrictions and Rule 16b-3, nor, to the extent permitted by the Committee, transfers for estate and financial planning purposes, notwithstanding that the inclusion of such features may render the particular Awards ineligible for the benefits of Rule 16b-3, nor, in the case of Participants who are not Section 16 persons, transfers to such other persons or in such other circumstances as the Committee may in the Award Agreement or other writing expressly permit.


2.   OPTIONS.

     2.1  Grants.

          One or more Options may be granted under this Article to any Eligible Employee. Each Option granted may be either an Option intended to be an Incentive Stock Option, or not so intended, and such intent shall be indicated in the applicable Award Agreement. Notwithstanding any other provision of the Plan to the contrary, it is intended that Options which are granted with a purchase price per share that is not less than 100% of the Fair Market Value of the Common Stock on the date of grant shall satisfy the requirement for "performance-based compensation" under Section 162(m) of the Code. In addition, notwithstanding anything else contained herein to the contrary, no Incentive Stock Options shall be granted more than ten years after the effective date of this Plan set forth in Section 6.8.

     2.2  Option Price.

          (a) Pricing Limits. The purchase price per share of the Common Stock covered by each Option shall be determined by the Committee at the time of the Award, but in the case of Incentive Stock Options shall not be less than 100% (110% in the case of a Participant who owns or is deemed to own under Section 424(d) of the Code more than 10% of the total combined voting power of all classes of stock of the Corporation) of the Fair Market Value of the Common Stock on the date of grant.

          (b) Payment Provisions. The purchase price of any shares purchased on exercise of an Option granted under this Article shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) if authorized by the Committee or specified in the applicable Award Agreement, by a promissory note of the Participant consistent with the requirements of Section 1.8; (iv) by notice and third party payment in such manner as may be authorized by the Committee; or (v) by the delivery of shares of Common Stock of the Corporation already owned by the Participant, provided, however, that any shares delivered must have been owned by the Participant at least six months as of the date of delivery and the Committee may in its absolute discretion limit the Participant's ability to exercise an Award by delivering such shares. Shares of Common Stock used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise.

     2.3  Limitations on Grant and Terms of Incentive Stock
Options.

          (a) $100,000 Limit. To the extent that the aggregate "fair market value" of stock with respect to which incentive stock options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company, such options shall be treated as nonqualified stock options. For this purpose, the "fair market value" of the stock subject to options shall be determined as of the date the options were awarded. In reducing the number of options treated as incentive stock options to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

          (b) Option Period. Each Option and all rights thereunder shall expire no later than ten years after the Award
Date.

          (c) Other Code Limits. There shall be imposed in any Award Agreement relating to Incentive Stock Options such terms and conditions as from time to time are required in order that the Option be an "incentive stock option" as that term is defined in Section 422 of the Code.

     2.4  Limits on 10% Holders.

          No Incentive Stock Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.


3.   STOCK APPRECIATION RIGHTS.

     3.1  Grants.

          In its discretion, the Committee may grant to any Eligible Employee Stock Appreciation Rights concurrently with the grant of another Award. Any Stock Appreciation Right granted in connection with an Incentive Stock Option shall contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder, unless the holder otherwise agrees. Notwithstanding any other provision of the Plan to the contrary, it is intended that Stock Appreciation Rights with a base price per share of Common Stock not less than Fair Market Value on the date of grant shall satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code.

     3.2  Exercise of Stock Appreciation Rights.

          (a) Exercisability. Unless the Award Agreement or the Committee otherwise provides, a Stock Appreciation Right related to another Award shall be exercisable at such time or times, and to the extent, that the related Award shall be exercisable.

          (b) Effect on Available Shares. To the extent that a Stock Appreciation Right is exercised, the number of underlying shares of Common Stock theretofore subject to a related Award shall be charged against the maximum amount of Common Stock that may be delivered pursuant to Awards under this Plan. The number of shares subject to the Stock Appreciation Right and the related Option of the Participant shall be reduced by the number of underlying shares as to which the exercise related, unless the Award Agreement otherwise provides.

     3.3  Payment.

          (a) Amount. Unless the Committee otherwise provides, upon exercise of a Stock Appreciation Right and the attendant surrender of an exercisable portion of any related Award, the Participant shall be entitled to receive payment of an amount determined by multiplying

               (i) the difference obtained by subtracting the exercise price per share of Common Stock under the related Award from the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right, by

               (ii) the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

          (b) Form of Payment. The Committee, in its sole discretion, shall determine the form in which payment shall be made of the amount determined under paragraph (a) above, either solely in cash, solely in shares of Common Stock (valued at Fair Market Value on the date of exercise of the Stock Appreciation Right), or partly in such shares and partly in cash, provided that the Committee shall have determined that such exercise and payment are consistent with applicable law. If the Committee permits the Participant to elect to receive cash or shares (or a combination thereof) on such exercise, any such election shall be subject to such conditions as the Committee may impose and, in the case of any Section 16 Person, any election to receive cash shall be subject to any applicable limitations under Rule 16b-3 unless the Committee otherwise provides.


4.   RESTRICTED STOCK AWARDS.

     4.1  Grants.

          The Committee may, in its discretion, grant one or more Restricted Stock Awards to any Eligible Employee. Each Restricted Stock Award Agreement shall specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance, the consideration for such shares (but not less than the minimum lawful consideration under applicable state law) by the Participant, the extent to which the Participant shall be entitled to dividends, voting and other rights in respect of the shares and the restrictions imposed on such shares and the conditions of release or lapse of such restrictions. Such restrictions shall not lapse earlier than six months after the Award Date, except to the extent the Committee may otherwise provide. Stock certificates evidencing shares of Restricted Stock pending the lapse of the restrictions ("restricted shares") shall bear a legend making appropriate reference to the restrictions imposed hereunder and shall be held by the Corporation or by a third party designated by the Committee until the restrictions on such shares shall have lapsed and the shares shall have vested in accordance with the provisions of the Award and Section 1.7. Upon issuance of the Restricted Stock Award, the Participant may be required to provide such further assurance and documents as the Committee may require to enforce the restrictions.

     4.2  Restrictions.

          (a)  Pre-Vesting Restraints.  Except as provided in
Section 4.1 and 1.9, restricted shares comprising any Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions have lapsed.

          (b) Dividend and Voting Rights. Unless otherwise provided in the applicable Award Agreement, a Participant receiving a Restricted Stock Award shall be entitled to cash dividend and voting rights for all shares issued even though they are not vested, provided that such rights shall terminate immediately as to any restricted shares which cease to be eligible for vesting.

          (c) Cash Payments. If the Participant shall have paid or received cash (including any dividends) in connection with the Restricted Stock Award, the Award Agreement shall specify whether and to what extent such cash shall be returned (with or without an earnings factor) as to any restricted shares which cease to be eligible for vesting.


5.   PERFORMANCE SHARE AWARDS.

          The Committee may, in its discretion, grant Performance Share Awards to Eligible Employees based upon such factors, which in the case of any Award to a Section 16 Person shall include but not be limited to the contributions, responsibilities and other compensation of the person as the Committee shall deem relevant in light of the specific type and terms of the award. An Award Agreement shall specify the maximum number of shares of Common Stock (if any) subject to the Performance Share Award, the consideration (but not less than the minimum lawful consideration) to be paid for any such shares as may be issuable to the Participant, the duration of the Award and the conditions upon which delivery of any shares or cash to the Participant shall be based. The amount of cash or shares or other property that may be deliverable pursuant to such Award shall be based upon the degree of attainment over a specified period (a "performance cycle") as may be established by the Committee of such measure(s) of the performance of the Company (or any part thereof) or the Participant as may be established by the Committee. The Committee may provide for full or partial credit, prior to completion of such performance cycle or the attainment of the performance achievement specified in the Award, in the event of the Participant's death, Retirement, or Total Disability, an Event or in such other circumstances as the Committee may determine.


6.   OTHER PROVISIONS.

     6.1  Rights of Eligible Employees, Participants and
          Beneficiaries.

          (a) Employment Status. Status as an Eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to an Eligible Employee or to Eligible
Employees generally.

          (b) No Employment Contract. Nothing contained in this Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Eligible Employee or other Participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits or to terminate the employment of such person, with or without cause, but nothing contained in this Plan or any document related hereto shall adversely affect any independent contractual right of such person without his or her consent thereto.

          (c) Plan Not Funded. Awards payable under this Plan shall be payable in shares of Common Stock or from the general assets of the Corporation, and (except as provided in Section 1.4(c)) no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

     6.2  Adjustments; Possible Early Termination of Awards;
          Acceleration.

          (a)  Adjustments.  If there shall occur any
extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Corporation, or there shall occur any other like corporate transaction or event in respect of the Common Stock, or a sale of substantially all the assets of the Corporation as an entirety, then the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable (but subject to the requirements of Section 6.2(c)) (1) proportionately adjust any or all of (a) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Awards (including the specific numbers of shares set forth elsewhere in this Plan), (b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (c) the grant, purchase, or exercise price of any or all outstanding Awards, (d) the securities, cash or other property deliverable upon exercise of any outstanding Awards, or (e) the performance standards appropriate to any outstanding Awards, or (2) in the case of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of the Common Stock of the corporation upon or in respect of such event; provided, however, in each case, that with respect to Awards of Incentive Stock Options, no such adjustment shall be made which would cause the Plan to violate Section 424(a) of the Code or any successor provisions thereto without the written consent of holders materially adversely affected thereby. In any of such events, the Committee may take such action sufficiently prior to such event if necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is available to shareholders generally.

          (b) Possible Early Termination of Awards. Subject to the requirements of Section 6.2(c), upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, the Plan shall terminate, and any outstanding Awards shall terminate and be forfeited. Notwithstanding the foregoing, the Committee may provide in writing in connection with, or in contemplation of, any such transaction for any or all of the following alternatives (separately or in combinations): (i) for the assumption by the successor corporation of the Awards theretofore granted or the substitution by such corporation for such Awards of awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (ii) for the continuance of the Plan by such successor corporation in which event the Plan and the Awards shall continue in the manner and under the terms so provided; or (iii) for the payment in cash or shares of Common Stock in lieu of and in complete satisfaction of such Awards; provided, however, that the rights of Participants under Section 6.2(c) to acceleration of Awards under certain circumstances shall not in any way be modified, amended, altered or impaired by virtue of this Section 6.2(b).

          (c) Acceleration of Awards. Except as otherwise explicitly provided in an Award Agreement, upon the occurrence of an Event (i) each Option and Stock Appreciation Right shall become immediately exercisable to the full extent theretofore not exercisable, (ii) Restricted Stock shall immediately vest free of restrictions, and (iii) the number of shares covered by each Performance Share Award shall be issued to the Participant and the compensation payable under a cash-based Performance Share Award shall be paid to the Participant; provided, however, that in no event shall any Award be accelerated as to any Section 16 Person to a date less than six months after the Award Date of such Award. Any acceleration of Awards shall comply with applicable regulatory requirements, including without limitation
Section 422 of the Code.  Notwithstanding the foregoing, this
Section 6.2(c) shall not apply to any Participant who alone or together with one or more other persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the Corporation triggers a "Change in Control" under Section 7.1(r)(4)(A) which causes the occurrence of the Event.

     6.3  Effect of Termination of Employment.

          (a) Unless the Committee provides otherwise in an applicable Award Agreement or by resolution, if a Participant's employment by the Company terminates for any reason other than Retirement, death or Total Disability, the Participant shall have, subject to earlier termination pursuant to or as contemplated by Section 1.6, three months from the date of termination of employment to exercise any Option to the extent it shall have become exercisable on that date, and any Option not exercisable on that date shall terminate. Notwithstanding the preceding sentence, in the event the Participant is discharged for cause as determined by the Committee in its sole discretion, all Options shall lapse immediately upon such termination of employment.

          (b) Unless the Committee provides otherwise in an applicable Award Agreement or by resolution, if a Participant's employment by the Company terminates as a result of Total Disability, the Participant or Participant's Personal Representative, as the case may be, shall have, subject to earlier termination pursuant to or as contemplated by Section 1.6, twelve (12) months from the date of termination of employment to exercise any Option to the extent it shall have become exercisable by that date and any Option not exercisable on that date shall terminate. If the Participant's employment by the Company terminates as a result of Retirement, the Participant shall have, subject to earlier termination pursuant to or as contemplated by Section 1.6, thirty-six (36) months from the date of termination of employment to exercise any Option; provided, further, that upon the date of termination of a Participant's employment as a result of Retirement all Options outstanding shall become immediately exercisable, except if such Option has been awarded within six months of the date of termination of employment as a result of Retirement. In such case, the Options so awarded shall become fully exercisable after the expiration of six months from the date of the Award.

          (c) Unless the Committee provides otherwise in an applicable Award Agreement or by resolution, if the Participant's employment by the Company terminates as a result of death while the Participant is employed by the Company or during either the twelve (12) or thirty-six (36) month period referred to in
Section 6.3(b) above, the Participant's Option shall be exercisable by the Participant Beneficiary, subject to earlier termination pursuant to or as contemplated by Section 1.6, during the twelve (12) month period following the Participant's death, as to all or any part of the shares for Common Stock covered thereby including all shares as to which the Option could not otherwise be exercisable.

          (d) Each Stock Appreciation Right shall have the same termination provisions and exercisability periods as the Option to which it relates.

          (e) In the event of termination of employment with the Company for any reason, (i) shares of Common Stock subject to the Participant's Restricted Stock Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not become vested on that date; and
(ii) shares of Common Stock subject to the Participant's Performance Share Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not been issued or become issuable on that date.

          (f) In the event of termination of employment with the Company for any reason, other than discharge for cause, the Committee may, in its discretion, increase the portion of the Participant's Award available to the Participant, or Participant's Beneficiary or Personal Representative, as the case may be, upon such terms as the Committee shall determine.

          (g) If an entity ceases to be a Subsidiary, such action shall be deemed for purposes of this Section 6.3 to be a termination of employment of each employee of that entity.

          (h) Upon forfeiture of a Restricted Stock Award pursuant to this Section 6.3, the Participant, or his or her Beneficiary or Personal Representative, as the case may be, shall transfer to the Corporation the portion of the Restricted Stock Award not vested at the date of termination of employment, without payment of any consideration by the Company for such transfer unless the Participant paid a purchase price in which case repayment, if any, of that price shall be governed by the Award Agreement. Notwithstanding any such transfer to the Corporation, or failure, refusal or neglect to transfer, by the Participant, or his or her Beneficiary or Personal Representative, as the case may be, such nonvested portion of any Restricted Stock Award shall be deemed transferred automatically to the Corporation on the date of termination of employment. The Participant's original acceptance of the Restricted Stock Award shall constitute his or her appointment of the Corporation and each of its authorized representatives as attorney(s)-in-fact to effect such transfer and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with such transfer.

     6.4  Compliance with Laws.

          This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of shares of Common Stock and/or the payment of money under this Plan or under Awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

     6.5  Tax Withholding.

          (a) Cash or Shares. Upon any exercise, vesting, or payment of any Award or, if required under the Code, upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to (i) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such Award event or payment or (ii) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may in its sole discretion grant (either at the time of the Award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation.

          (b) Tax Loans. The Company may, in its discretion, authorize a loan to an Eligible Employee in the amount of any taxes which the Company may be required to withhold with respect to shares of Common Stock received (or disposed of, as the case may be) pursuant to a transaction described in subsection (a) above. Such a loan shall be for a term, at a rate of interest and pursuant to such other terms and conditions as the Company, under applicable law may establish and such loan need not comply with the provisions of Section 1.8.

     6.6  Plan Amendment, Termination and Suspension.

          (a) Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Awards may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Awards then outstanding in accordance with the terms of this Plan.

          (b) Shareholder Approval. If any amendment would (i) materially increase the benefits accruing to Participants under this Plan, (ii) materially increase the aggregate number of securities that may be issued under this Plan, or (iii) materially modify the requirements as to eligibility for participation in this Plan, then to the extent then required by Rule 16b-3 to secure benefits thereunder or to avoid liability under Section 16 of the Exchange Act (and Rules thereunder) or required under Section 425 of the Code or any other applicable law, or deemed necessary or advisable by the Board, such amendment shall be subject to shareholder approval.

          (c) Amendments to Awards. Without limiting any other express authority of the Committee under but subject to the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Awards to Eligible Employees that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and may make other changes to the terms and conditions of Awards that do not affect in any manner materially adverse to the Participant, his or her rights and benefits under an Award. Notwithstanding anything else contained herein to the contrary, the Committee shall not, without prior shareholder approval, (i) authorize the amendment of outstanding Options or Stock Appreciation Rights to reduce the exercise or base price, as applicable, except as contemplated by Section 6.2(a), or (ii) cancel and replace outstanding Options or Stock Appreciation Rights with similar Awards having an exercise or base price which is lower, except as contemplated by Section 6.2(a).

          (d) Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Corporation under any Award granted under this Plan prior to the effective date of such change. Changes contemplated by Section 6.2 shall not be deemed to constitute changes or amendments for purposes of this Section 6.6.

     6.7  Privileges of Stock Ownership.

          Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by him or her. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

     6.8  Effective Date of the Plan.

          This Plan shall be effective as of April 12, 1995, the date of Board approval, subject to shareholder approval within 12 months thereafter.

     6.9  Governing Law/Construction/Severability.

          (a) Choice of Law. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with the laws of the state of California.

          (b) Severability. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (c)  Plan Construction.

               (1)  Rule 16b-3.  It is the intent of the
Corporation that this Plan and Awards hereunder satisfy and be interpreted in a manner that in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfies the applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be disregarded.

               (2) Section 162(m). It is the further intent of the Company that Options or Stock Appreciation Rights with an exercise or base price not less than Fair Market Value on the date of grant shall qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent.

          (d) Limitations Prior to Expiration of Rule 16b-3 Transition Period. Notwithstanding any other provision of this Plan, any Award granted to a Section 16 Person prior to September 1, 1995 (or any other date at which the transition period for purposes of new Rule 16b-3, as to this Plan, expires) is subject to the following additional limitations:

          (1) the Award may provide for the issuance of shares of Common Stock as a stock bonus for no consideration other than services rendered; and

          (2) in the event of an Award under which shares of Common Stock are or in the future may be issued for any other type of consideration, the amount of such consideration either (a) shall be equal to the minimum amount (such as the par value of such shares) required to be received by the Corporation to comply with applicable state law, or (b) shall be equal to or greater than 50% of the Fair Market Value of the shares of Common Stock on the date of the Award; provided that in the case of Restricted Stock Awards, the amount shall equal the minimum lawful amount (but not more than 10% of the market value of the stock subject to the Award on the Award Date) and any right to purchase the Restricted Stock must be exercised within 60 days of the Award Date.

     6.10 Captions.

          Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     6.11 Non-Exclusivity of Plan.

          Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.


7. DEFINITIONS.

     7.1  Definitions.

          (a)  "Award" shall mean any Option, Stock Appreciation
Right, Restricted Stock Award, or Performance Share Award under this Plan.

          (b) "Award Agreement" shall mean any writing setting forth the terms of an Award that has been authorized by the Committee.

          (c) "Award Date" shall mean the date upon which the Committee took the action granting an Award or such later date as the Committee designates as the Award Date at the time of the Award.

          (d) "Beneficiary" shall mean the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is designated and able to act under the circumstances.

          (e) "Board" shall mean the Board of Directors of the Corporation.

          (f)  "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time.

          (g) "Commission" shall mean the Securities and Exchange Commission.

          (h) "Committee" shall mean a committee appointed by the Board to administer this Plan, which committee shall be comprised only of three (or, effective September 1, 1995, or any other date at which the transition period for purposes of new Rule 16b-3, as to this Plan, expires, two) or more directors or such greater number of directors as may be required under applicable law, each of whom, during such time as one or more Participants may be subject to Section 16 of the Exchange Act and/or Section 162(m) of the Code, shall be Disinterested and/or an "outside director" (as such term is defined under Section 162(m) of the Code and regulations issued thereunder).

          (i) "Common Stock" shall mean the Common Stock of the Corporation and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 6.2 of this Plan.

          (j)  "Company" shall mean, collectively, the
Corporation and its Subsidiaries.

          (k)  "Corporation" shall mean Furon Company, a
California corporation, and its successors.

          (l) "Disinterested" shall mean disinterested within the meaning of any applicable regulatory requirements, including
Rule 16b-3.

          (m) "Eligible Employee" shall mean an officer (whether or not a director) or key employee of the Company.

          (n)  "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          (o)  "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended from time to time.

          (p) "EVA" shall have the meaning set forth in the Corporation's Economic Value Added (EVA) Incentive Compensation
Plan.

          (q)  "Event" shall mean any of the following:

               (1)  Approval by the shareholders of the
     Corporation of the dissolution or liquidation of the Corporation;

               (2)  Approval by the shareholders of the
     Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or are to be, owned by former shareholders of the Corporation;

               (3)  Approval by the shareholders of the
     Corporation of the sale or transfer of substantially all of the Corporation's business and/or assets to a person or entity which is not a Subsidiary;

               (4) A Change in Control. A "Change in Control" shall be deemed to have occurred if:

                    (A) Any "person", alone or together with all "affiliates" and "associates" of such person, is or becomes (i) an "Acquiring Person" as defined in the Rights Agreement, dated as of March 21, 1989, by and between the Company and Bank of America National Trust and Savings Association, Rights Agent or (ii) the "beneficial owner" of 30% of the outstanding voting securities of the Corporation (the terms "person", "affiliates", "associates" and "beneficial owner" are used as such terms are used in the Securities Exchange Act of 1934 and the General Rules and Regulations thereunder); provided, however, that a "Change in Control Event" shall not be deemed to have occurred if such "person" is the Corporation, any Subsidiary or any employee benefit plan of the Corporation or of any Subsidiary, or any trust or other entity organized, established or holding shares of such voting securities by, for or pursuant to, the terms of any such plan; or

                    (B)  Individuals who at the beginning of any
          period of two consecutive calendar years constitute the Board cease for any reason, during such period, to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period.

          (r) "Fair Market Value" shall mean (i) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (ii) if the stock is not listed or admitted to trade on a national securities exchange, the last price for the stock on such date, as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information;
(iii) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the stock on such date, as furnished by the NASD or a similar organization; or (iv) if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

          (s) "Fiscal Year" shall mean the fiscal year of the Corporation.

          (t) "Incentive Stock Option" shall mean an Option which is designated as an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions (including but not limited to the receipt of shareholder approval of this Plan, if the award is made prior to such approval) and is made under such circumstances and to such persons as may be necessary to comply with that section.

          (u) "Nonqualified Stock Option" shall mean an Option that is designated as a Nonqualified Stock Option and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option granted hereunder that is not designated as an incentive stock option shall be deemed to be designated a nonqualified stock option under this Plan and not an incentive stock option under the Code.

          (v) "Non-Employee Director" shall mean a member of the Board of Directors of the Corporation who is not an officer or employee of the Company.

          (w)  "Option" shall mean an option to purchase Common
Stock granted under this Plan. The Committee shall designate any Option granted to an Eligible Employee as a Nonqualified Stock
Option or an Incentive Stock Option.

          (x) "Participant" shall mean an Eligible Employee who has been granted an Award under this Plan.

          (y) "Performance Share Award" shall mean an award of shares of Common Stock made in accordance with Section 5.

          (aa) "Personal Representative" shall mean the person or persons who, upon the Total Disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

          (bb) "Plan" shall mean this 1995 Stock Incentive Plan.

          (cc) "QDRO" shall mean a qualified domestic relations order as defined in Section 414(p) of the Code or Title I,
Section 206(d)(3) of ERISA (to the same extent as if this Plan were subject thereto), or the applicable rules thereunder.

          (dd) "Restricted Stock" shall mean shares of Common Stock awarded to a Participant under this Plan, subject to payment of such consideration, if any, and such conditions on vesting and such transfer and other restrictions as are established in or pursuant to this Plan, for so long as such shares remain unvested under the terms of the applicable Award Agreement.

          (ee) "Restricted Stock Award" shall mean an award of Restricted Stock made pursuant to Section 4.

          (ff) "Retirement" shall mean termination of a Participant's employment with the Company by reason of retirement on or following the Participant's 60th birthday and such other terminations of employment as the Committee by rule may include.

          (gg) "Rule 16b-3" shall mean Rule 16b-3 as promulgated by the Commission pursuant to the Exchange Act, as amended from time to time, but subject to any applicable transition rules.

          (hh) "Section 16 Person" shall mean a person subject to
Section 16(a) of the Exchange Act.

          (ii) "Stock Appreciation Right" shall mean a right to receive a number of shares of Common Stock or an amount of cash, or a combination of shares and cash, the aggregate amount or value of which is determined by reference to a change in the Fair Market Value of the Common Stock that is authorized under this Plan.

          (jj) "Subsidiary" shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

          (kk) "Total Disability" shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include.

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